Exhibit 21.1

LIST OF SUBSIDIARIES

FG MERGER II CORP.

Name	Jurisdiction of Incorporation
FG Merger Sub II Inc.	Nevada

BOXABL Inc.

Name	Jurisdiction of Incorporation
BOXABL DEVELOPER, LLC	Texas
BOXABL NV DEALER, LLC	Nevada
BUILD IP LLC	Nevada